FORM OF LETTER OF TRANSMITTAL

Exhibit (a)(1)(iii)

SigmaTron International, Inc.

LETTER OF TRANSMITTAL

From:

If by Surface Mail:

To:	SigmaTron International, Inc.
2201 Landmeier Road
Elk Grove Village, IL 60007
Attention: Linda K. Frauendorfer

If by Email:

To:    gary.fairhead@sigmatronintl.com

I have received from SigmaTron International, Inc. (the “Company”) the Offer to Purchase and related documents (the “Offering Materials”) filed with the U.S. Securities and Exchange Commission in connection with Schedule TO on October 1, 2013, which describe the Company’s offer (the “Offer”) to purchase Eligible Options (as defined therein) for cash. I am a holder of Eligible Options and I am eligible to participate in the Offer. I have reviewed the list of my Eligible Options provided to me by the Company and understand that, by participating in the Offer, I agree to sell all or some of these Eligible Options as indicated below.

In return for my Eligible Options, I understand the Company will grant me a cash payment as set forth below, calculated as set forth in the Offering Materials, that will be paid (subject to tax withholding) promptly following the expiration time of the Offer, subject to certain conditions described in the Offering Materials.

I acknowledge that my participation in the Offer, in whole or in part, is completely voluntary. I understand that I may tender some, all or none of my Eligible Options, but if I tender an Eligible Option from a specific grant, I must tender all Eligible Options from such grant, in full.

For purposes of participating in the Offer, I hereby surrender my entire ownership interest in the Eligible Options indicated below, and I understand that such Eligible Options will be cancelled and will become null and void as of the date the Offer expires and such Eligible Options are accepted by the Company.

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The Eligible Options I am tendering in the Offer are as follows:

Grant Date	Exercise Price per Share	Per Share Cash Payment	No. of Shares Underlying Eligible Option	Total Cash Payment per Eligible Option

Total: $

I acknowledge that I will be unable to withdraw the election described in this Letter of Transmittal after the Offer expires, which is currently scheduled to occur at 11:59 PM, Eastern Time, on October 29, 2013.

I hereby elect to participate in the Offer with respect to my Eligible Options designated above.

Signature of Holder:

Date:

Name (print):

Social Security No:

Daytime Phone:

Address:

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